Exhibit 99.1

CONTACT:
Greg Adams
EDGAR Online, Inc.
COO & CFO
(203) 852-5666
gadams@edgar-online.com

MEDIA CONTACT:
T. David Colgren
Colcomgroup, Inc.
646-536-5103
dcolgren@colcomgroup.com

FOR IMMEDIATE RELEASE

EDGAR ® ONLINE, INC. COMPLETES $2.5 MILLION TERM LOAN AND $2.5 MILLION CREDIT FACILITY

Adds Cash to Balance Sheet

NORWALK, CT – April 5, 2007 – EDGAR® Online, Inc. (Nasdaq: EDGR), announced today that it has added $2.5 million to its balance sheet by arranging a three-year term loan and has also established a $2.5 million secured revolving credit facility. Both the term loan and credit facility were provided by Rosenthal & Rosenthal, Inc. EDGAR Online is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals.

“We are very pleased to have strengthened our balance sheet with the financing package provided by Rosenthal,” said Susan Strausberg, EDGAR Online President and Chief Executive Officer. “The term loan provides the Company with immediate additional capital and the line of credit, to be drawn down only if needed, gives us the additional financial flexibility to support our growth plans, including expansion of our popular I-Metrix suite of products and solutions.”

“EDGAR Online’s dynamic industry demands that the company can quickly respond to market opportunities,” said Robert Martucci, Senior Vice President of Rosenthal & Rosenthal, Inc. Martucci further stated that “Rosenthal’s financing structures are designed to meet the needs of businesses from entrepreneurial companies to market leaders like EDGAR Online. Our experience in working with growth companies will allow EDGAR Online to meet its most ambitious goals now and in the years to come.”

EDGAR Online plans to utilize the term loan and credit facility for working capital, and other general corporate purposes.

About EDGAR® Online®, Inc.

EDGAR Online, Inc. (NASDAQ: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The company makes its information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, and (iii) obtain additional financing, changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with acquisitions, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies. EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

#  #  #